SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549



                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):
                                  March 5, 2004

                              BELLSOUTH CORPORATION
             (Exact name of registrant as specified in its charter)


             Georgia                 1-8607              58-1533433
        (State or other           (Commission          (IRS Employer
        jurisdiction of           File Number)         Identification No.)
         incorporation)


 Room 15G03, 1155 Peachtree Street, N. E., Atlanta, Georgia      30309-3610
          (Address of principal executive offices)               (Zip Code)


               Registrant's telephone number, including area code
                                 (404) 249-2000




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Item 5.  Other Events and Required FD Disclosure

On March 5, 2004, BellSouth Corporation signed a definitive agreement with Telefonica Moviles, the wireless affiliate of Telefonica, S.A., to sell its interests in its 10 Latin American operations. The purchase price is based on a total enterprise value of the 10 Latin American companies of $5.85 billion. BellSouth will receive after-tax cash proceeds of $4.2 billion and reduce consolidated debt by $1.5 billion.

The transaction is subject to due diligence, governmental approvals and other closing conditions. It is expected to close in stages as closing conditions are satisfied, with the final closing expected to occur in the second half of 2004.

In addition to historical information, this document contains forward-looking statements regarding events and financial trends. Factors that could affect future results and could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (i) a change in economic conditions in domestic or international markets where we operate or have material investments which would affect demand for our services; (ii) currency devaluations and continued economic weakness in certain international markets in which we operate or have material investments; (iii) the intensity of competitive activity and its resulting impact on pricing strategies and new product offerings; (iv) higher than anticipated cash requirements for investments, new business initiatives and acquisitions; (v) unfavorable regulatory actions and (vi) those factors contained in the Company's periodic reports filed with the SEC. The forward-looking information in this document is given as of this date only, and BellSouth assumes no duty to update this information.

(c)  Exhibits

     The following exhibit is filed as part of this report:

     Exhibit 2-a Stock Purchase Agreement by and among Telefonica Moviles, S.A., each of the entities listed on
                           Schedule I to the Agreement, and BellSouth
                           Corporation (for purposes of the Sections and Articles identified in the Preamble only), dated as of March 5, 2004


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                                    SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




BELLSOUTH CORPORATION


By:   /s/ W. Patrick Shannon
      W. Patrick Shannon
      Vice President - Finance
      March 9, 2004